Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)1

(Form Type)

KRAFT HEINZ FOODS COMPANY (Issuer)

THE KRAFT HEINZ COMPANY (Guarantor)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered[2]	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Floating Rate Senior Notes due 2025	Rule 457(r)	$661,140,000	100%	$661,140,000	.00011020	$72,857.63

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts							$661,140,000

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$72,857.63

[1]	Final Prospectus Supplement
[2]

The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and the amount to be registered and proposed maximum aggregate offering price are based on a €/$ exchange rate of €1.00/$1.1019 as of May 5, 2023.